UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

(408) 349-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:

This Form 8-K/A amends and updates the disclosures made in the Form 8-K filed by Yahoo! Inc. (the “Company”) on October 24, 2012.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 24, 2012, the Company filed a Form 8-K to disclose that it had begun notifying employees whose employment would be terminated as a result of the Company’s plan to close its Korean business by December 31, 2012. At that time, the Company was unable to estimate the pre-tax cash and non-cash charges and total charges it expected to incur in connection with this action.

The Company now expects that it will incur pre-tax cash charges of approximately $5 million related to severance pay expenses and approximately $2 million related to lease termination charges. The Company also expects to recognize pre-tax non-cash charges related to goodwill and other asset impairments totaling approximately $87 million. The Company expects to recognize the majority of the total pre-tax charges in the quarter ending December 31, 2012. The Company is unable at this time to estimate the other contract termination charges, the amount of total cash charges or the total charges it will incur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ken Goldman
	Name:	Ken Goldman
	Title:	Chief Financial Officer

Date: November 8, 2012